Exhibit 99.1

1 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination EVENT DATE/TIME: OCTOBER 09, 2014 / 01:00PM GMT

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. C O R P O R A T E P A R T I C I P A N T S Steve Jumper Dawson Geophysical Company - Chairman, President, and CEO Wayne Whitener TGC Industries, Inc. - President, CEO, and Director C O N F E R E N C E C A L L P A R T I C I P A N T S Jim Rollyson Raymond James & Associates, Inc. - Analyst Veny Aleksandrov FIG Partners - Analyst Jason Wangler Wunderlich Securities, Inc. - Analyst Gary Lenhoff Great Lakes Advisors - Analyst Jeremy Javidi Columbia Management Group - Analyst P R E S E N T A T I O N Operator Hello, and welcome to the Dawson Geophysical/TGC conference call. All participants will be in listen-only mode. (Operator Instructions) After today's presentation, there will be an opportunity to ask questions. (Operator Instructions) Please note this event is being recorded. Now I would like to turn the conference over to Steve Jumper. Mr. Jumper, please go ahead. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Well, good morning, and welcome to the Dawson Geophysical/TGC Industries transaction conference call. As Keith said, my name is Steve Jumper, Chairman, President, and CEO of Dawson. I'm pleased to have with me Wayne Whitener, President, CEO, and Director of TGC Industries. This morning's call is scheduled for approximately 60 minutes. Following my remarks, I will turn control over the call to Wayne. At the conclusion of Wayne's comments, we will open the call for questions. As in our past calls, we will not be providing guidance. I will note that there are accompanying slides that can be viewed on Company websites: www.dawson3d.com, and www.tgcseismic.com. As is our normal protocol, this presentation will include forward-looking statements. I refer to our normal disclaimers concerning such matters, which are included in our slide deck for today's call. Moving to page 3 of the slide show: today Dawson Geophysical Company and TGC Industries, Inc. jointly announced a proposed strategic business combination. Upon consummation of the transaction, current Dawson and TGC shareholders will own approximately 66% and 34% of the combined Company, respectively. Closing of the transaction is anticipated during the first calendar quarter of 2015, subject to the approval by holders of 66.67% of the outstanding shares of both TGC and Dawson, as well as certain other closing conditions and regulatory approvals. The transaction is structured as a tax-free stock-for-stock transaction. Dawson will merge with a TGC subsidiary and become a wholly-owned subsidiary of TGC. TGC will then change its name to Dawson Geophysical, and the new Dawson shares will trade on NASDAQ under the symbol DWSN. Moving on to page 4: as part of the transaction, I, Steve Jumper, the current President, Chairman, and CEO of Dawson, will serve as Chairman, President, and CEO of the new Dawson. And Wayne Whitener, current President, CEO, and Director of TGC, will serve as Vice Chairman and an Officer of the new Dawson. The Board of Directors of the new Dawson will include four additional members of the current Dawson Board: Craig Cooper, Lead Director; Gary Hoover; Ted North; Mark Vander Ploeg; and two additional members of the current TGC Board, William Barrett and Allen McInnes.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. Moving on to 5 -- excuse me, 6. Moving on to 6: immediately prior to the transaction, TGC will implement a 1-for-3 reverse stock split. The reverse stock split will provide for a sufficient number of TGC authorized shares to consummate the transaction and adjust the number of post-transaction shares to facilitate trading within reasonable price ranges and volumes on NASDAQ. After giving effect to the TGC reverse stock split, Dawson shareholders will receive 1.76 shares of TGC spliteffected common stock for each share of Dawson common stock held at the effective time of the transaction, with cash to be paid in lieu of any fractional shares. For example, at the effective time of the transaction, a TGC shareholder currently owning 100 shares of TGC common stock will own 33 shares of split-effected TGC common stock; while a Dawson shareholder currently owning 100 shares of Dawson common stock will receive 176 shares of TGC split-effected common stock. As a result of the reverse stock split, TGC's currently outstanding shares will be reduced from approximately 22 million to 7.3 million shares, and then TGC will issue approximately 14.2 million TGC split-effected shares in exchange for approximately 8 million shares held by Dawson shareholders. Based on the above-noted exchange ratio and reverse stock split, at the effective time of the transaction, the applied valuation of the current shares should be 3 times the trading price of the TGC shares multiplied by 1.76. The Dawson and TGC Boards of Directors have approved the transaction, and Directors and certain Officers representing approximately 28.89% of TGC's outstanding shares and approximately 2.4% of Dawson's outstanding shares have agreed to vote in favor of the transaction. The Boards of the new Dawson have recommended to the respective shareholders that they vote in favor of the business combination. Moving on to 7. Well, today is an exciting day for both Dawson Geophysical and TGC Industries and their family of Companies: Tidelands Geophysical, Eagle Canada, Dawson Seismic Services. In March of 2011 the two Companies entered into a transaction which was subsequently terminated in October of 2011. Despite delays in receiving regulatory approvals and the fact that each Company's stock began to trade outside negotiated collar and the failure to meet certain required shareholder votes, the transaction received overwhelming shareholder support from both shareholder bases. We believe now, as we believed in 2011, a combination of Dawson and TGC results in a company which the sum is greater than the parts. Both management teams and Boards of Directors believe the improved platform of shared people, services, and equipment provides a better opportunity to serve our clients, shareholders, and employees. We are confident our collective resources, combined client base, and order book will aid to relieve current pressure on crew and channel utilization, lower cost, and improve growth opportunities. We are staying focused on the message -- and the message that existed in 2011 is the same message that we are seeing today. The demand on our technology in the past and continued today is to produce cost-effective, high-resolution seismic images and a shorter cycle time. The combination of Dawson and TGC Industries improves our ability to meet that demand with an expanded equipment base, logistics advantages, increased services, additional expertise. That was the case in 2011, and it's the same case today. Moving on to -- again, staying on 7: the new Dawson further expands our logistical advantages, providing us greater opportunities to meet client demands in various regions. The geographic diversity and accompanying logistical advantages should enable us to strategically deploy crews on a regional basis more consistently. We anticipate this will improve utilization rates, lower costs, and allow us to respond to client needs more effectively. The complementary equipment base is a strategic rationale for the new Dawson Geophysical. The equipment base which TGC and Dawson operate is highly compatible. The combination will relieve pressure on channel count expansion CapEx in the near future for the combined Company, as the need for higher channel count continues to increase to respond to industry needs. The new Dawson balance sheet will provide increased operational and financial flexibility. The new Dawson balance sheet, based on our respective June 30, 2014, balance sheets, will include approximately $82 million of cash, cash equivalents, and short-term investments; approximately $90 million of working capital; and approximately $28 million of debt. This increased financial flexibility will enable us to react quickly to opportunities according to client needs and more efficiently to market conditions. The new Dawson order book, combined with expanded equipment base and logistical advantages mentioned earlier, should enable us to increase utilization rates while simultaneously lower costs within the US and across the Canadian border. The combined order book should allow us to improve logistics, crew deployment more effectively and consistently. The improvement should allow us to reduce mobilization time and costs; reduce dependence on third-party equipment rental; and take advantage of crew efficiencies, with improved utilization rates for equipment and crews. Each day we avoid being down and every day we improve efficiencies is a day we can increase utilization. With the new Dawson comes expanded human capital. The people we employ are always our greatest asset. The complementary, diverse regional, technical, financial and operational expertise within the new Dawson, we believe, will lead to improved processes, logistics, and a better product for our clients.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. Moving on to 8. In addition to expanded equipment base, client base, order book, and personnel, the combination brings together complementary services. These services include first-in-class health, safety, environmental program and commitment; increased land surveying and permitting capacity; improved IT support; expanded repair capabilities; trucking services; data process; research and development; and dynamite energy source drilling services. Some of these services are common to both companies, and some are services currently provided by one or the other. The new Dawson allows for the potential of less dependence on third-party providers; increased revenue streams; and a better, more timely, cost-effective product for our clients. As we examine the combination and we look at the improved platform of shared people, equipment, and services, we believe there exists at almost every level advantages that will flow through to our shareholders, clients and employees. The seismic market has been and continues to be difficult for all players worldwide, particularly North America. Both companies have struggled with low utilization rates for a variety of reasons in the US. Here at Dawson, our demand has been steady, but we have encountered difficulty in maintaining a high level of utilization due to project delays. Our entry into Canada has been slower than anticipated. TGC, through its Eagle Canada brand, has a long history and done well in Canada for many years. But like us, they have continued to struggle with similar issues to ours in the Lower 48. We operated 10 crews for most of the September quarter but have suffered with weatherrelated issues late in the quarter; several untimely, long crew moves; and short delays on projects for two crews. TGC's utilization has picked up to five crews in the US, and they are in the early stages of the Canadian uptick. Each Company will have costs associated with this transaction in the September and December quarters. We continue to look at ways to rightsize to meet client needs, plan for the future, and maintain higher utilization. We believe the combination of all things we have discussed give us a good opportunity to address these issues. Provided we can execute, put into place solid logistics plans and processes, capitalize on our support services, and reduce outsourcing dependence and improve utilization, a 5% to 10% decrease in overall operational expense is plausible. That said, we have the right size of capacity to meet client needs, increase efficiencies and utilization rates; and we believe there will be value added to clients, shareholders, and employees. And at this point, I will turn control of the call over to Wayne Whitener, CEO, President of TGC Industries. Wayne Whitener - TGC Industries, Inc. - President, CEO, and Director Thank you, Steve, and good morning, everyone. I'd like to start with TGC is very excited about the business combination. We believe TGC brings value to the combined Companies, with over 46 years' experience in the seismic business and having the capacity to field 16 data acquisition crews with some of the newest seismic equipment in the industry. We also bring a strong balance sheet into the mix. TGC has a premier Canadian geophysical company in Eagle Geo, which is a wholly-owned subsidiary of TGC, and after the completion of this transaction will be a wholly-owned subsidiary of the new Dawson and will operate as Eagle Canada. We believe these capabilities and the strength that Dawson brings to the table will make us one of the premier Companies in the geophysical space. With that, I'll turn the call back over to Steve. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Thank you, Wayne, well said. We'd like to thank everyone for joining this morning's call. We firmly believe that the improved platform of shared people, equipment, and services will increase utilization rates, lower costs, and drive greater value for our clients, shareholders, and employees. We believe that our expanded geographic presence, strength in the balance sheet, and complementary equipment base will improve efficiencies and create new growth opportunities across the combined portfolio. And we believe that the resulting benefits will flow back to all three entities, shareholders, clients, and employees. Dawson Geophysical is 62 years old; Wayne, I believe TGC/Tideland is 47 years old. We believe that our more than 100 years of combined industry experience, equipment -- expanded equipment base, increased financial/internal support services will enable us to shorten cycle times and provide higher-resolution images for our valued clients.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. Along with that, both Companies have weathered up-and-down cycles over their history. Both Companies have a very similar culture, and both Companies operate from a conservative financial management perspective. I think this combination is a very positive combination for both of us. And with that, Keith, I think we are closed. And I think we'll open the call for questions. Q U E S T I O N A N D A N S W E R Operator (Operator Instructions) Jim Rollyson, Raymond James. Jim Rollyson - Raymond James & Associates, Inc. - Analyst Congrats and good luck on your second attempt at doing this. If I recall correctly, Steve, the last time around, the only thing that shorted out the deal was just stock price moves that took things out of the collar. It wasn't a shareholder support problem, so I imagine that won't be a problem this time. But given the growth for both companies since 2011, the last time you tried to get together, do you think there will be -- or are you guys worried at all about any HSR problems of getting this through? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO No. Jim, I think we'll just go through the normal regulatory approval process that's in place. I think it's a very similar transaction to where we were last time. We did have some stock that got outside the collar and made the deal very confusing for a lot of people as to what actually was supposed to happen when the stocks were outside the range. It did get overwhelming shareholder support. I don't remember the number exactly, but it was up around 90%-something on our shareholder base and about 76% on the TGC side. And so we view this as a very likely outcome and a very positive outcome, just flowing through the normal processes. Jim Rollyson - Raymond James & Associates, Inc. - Analyst That's great. From a broad-based kind of macro thought process here, obviously one of the things you have been facing at Dawson is not a lack of backlog, but trying to get projects done when your customers say they're going to get things done. Can you maybe talk about how you think the combination might help that process? And you mentioned higher resolution, which -- I suspect you mean you're going to take your channel count, divide it, ultimately, over fewer crews. But maybe how some of the working parts will happen once you get this thing closed. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Jim, there are several things that are in play. Obviously, we have struggled of recent with project delays that have come from a variety of issues: access permits -- land access permits, agricultural activity, client delays. And so what that has put our Company in the position of is having an order book that has some depth to it, maybe, but doesn't quite have the width to it, the breadth that you want. And so we get projects that -- crews that won't be deployed, and then we have a pileup of projects. And so we stretch our equipment base a little bit to get those projects complete. This should aid in that area. With the expanded order book and expanded client base, and not maybe strategically locating crews in the proper areas -- for example, if we move accrue from the Northeast back to the South, and that's mob time, and delay times. And if there's -- it should relieve the one-off projects where we can get groupings of projects in certain areas, and leave crews in those areas and not have the long delays, it should help with -- if we could get the order book where it needs to be, then we can move equipment from one project to the next; hopefully get that stuff laid out; and shorten those downtimes between projects with the aided equipment.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. The channel count -- while it continues to grow, projects are getting bigger. There's a higher channel count demand just to get the thing shot. The densities of channels are getting greater -- continues to get greater. Crews are approaching 12, 13 times 15,000 channels. And so I think we certainly get stretched from an equipment standpoint from time to time and are faced with either a rental or CapEx issue. And I think these guys do the same thing from time to time. And when you've got areas of low -- when we are not fully utilized or they are not fully utilized due to downtime, we should be able to resolve those issues. Jim Rollyson - Raymond James & Associates, Inc. - Analyst Perfect. Last question, Steve -- just maybe talk about customer overlap and/or your kind of combined backlog, how that looks -- shapes up. Thanks. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO We haven't really taken a hard look at the combined backlog. At this point, Rolly, not something that we are ready to talk about. Obviously, they are early in their Canadian season, as are we. And so they are building some backlog in Canada. I think we are still in a position where we think we can operate 10 crews into calendar 2015. And we are seeing some opportunities for some other projects out there. Wayne, do you want to comment on your utilization? Wayne Whitener - TGC Industries, Inc. - President, CEO, and Director Right now we are operating five crews in the US, and we have three crews in Canada operating. We just activated two crews in Canada early this week, and we had one crew that was operating. So we do have three crews in Canada, and we are hoping to possibly add a fourth crew, maybe towards the end of the fourth quarter. Jim Rollyson - Raymond James & Associates, Inc. - Analyst Very helpful. Thanks, Steve. Thanks, guys. Operator Veny Aleksandrov, FIG Partners. Veny Aleksandrov - FIG Partners - Analyst Good morning Steve, Wayne. My first question is on utilization. Can you spend a little bit more time -- talk about why do you think you're going to improve this utilization? Is it because of the backlog getting now the depth and the width? Or because you are going to have more people, more equipment? How exactly do you plan to improve utilization? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Veny, we are going to have to look at the -- as we move through the process, and as we get to the closing point, we will have to take a hard look at both Companies' backlog levels and where it's located. We really haven't gotten to the point where we have full understanding of that. However, we do know that there are occasions where we have these one-off projects that end up in certain areas of the country, different regions; and we've got movement of crews going back and forth. And so we anticipate that we do -- while there is some overlap in areas of operation, there's a little bit of separation on some level of concentration of where projects might be. For example, we had the situation in 2013 where we -- early in the year we had a high concentration of our activity was based in one area with heavy agricultural activity, and then it broke loose. And when it broke loose, we didn't have enough equipment to service all that.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. At the same time I am confident that there were other projects and other needs at that given time where our equipment -- where the combined equipment base could have been better utilized. I'm not saying that early on, we're going to immediately have full utilization between the -- you know, with everything -- with all the equipment that both Companies own. But I think once we get a hard look at it, and -- you know, the more projects we have in place, the better we can plan. So that's our theory. That's our thought process. We thought that in the past, and we continue to think that's possible. It will not be an overnight thing. The market is, as everybody is well aware, is still tough out there. There's an awful lot of uncertainty in a lot of areas --obviously, as you've seen the past few days, week or so of trading -- 30 days, I guess. And so we will have an expanded client base, more contacts. It's still a highly competitive market. It's still a highly capital-intensive market. We think that we will relieve some of that capital intensity going forward. So, Veny, we think there's a lot of areas. But here, again, some things we really can't get into the details on until we actually have the new Company put together. Veny Aleksandrov - FIG Partners - Analyst I understand. Thank you. And then Canada -- the deal should close sometime in Q1, but by then, Canada -- the season is going to be almost over. What are your plans in terms of Dawson for this season? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO We are still looking at projects, and our group is still bidding projects up in Canada. We've got a good group of folks up there. We've done some projects. It's just been a tougher entry for us than we had hoped. A lot of that has been softer Canadian market conditions. And so I think from our perspective in the Canadian corridor, it's probably too early to tell, although I think that it's probably at recent-year levels for us. Wayne, if you want to comment on the Canadian perspective from your side? Wayne Whitener - TGC Industries, Inc. - President, CEO, and Director It's still a soft market in Canada, as well. But, you know, we pretty much have one of the preferred companies up there with Eagle Canada that's very well thought of and has a strong client base up there. We're hoping to run, as I mentioned, three to four crews in the fourth quarter. And our hope is to run five to six crews in the first quarter of next year. That being said, it's a little bit early in the season for us to totally know what the backlog is going to be like in the first quarter. But we are very optimistic on the amount of work that we will be receiving in the Canadian operation. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Veny, I want to back up for just a minute. We've had two questions here back to back on the utilization. And, clearly, that i s an issue we've struggled with recently; and, obviously, TGC has struggled with -- and obviously it's been a struggle all across not just the Lower 48 and North America but worldwide. We are in a cycle. These cycles happen. We think this combination gives us the ability to grow and take -- meet -- look at new opportunities in this cycle; positions us for the uptick. There will be an uptick. In the meantime, we've got two of the best management teams, depth of management operational expertise that you can find in the Lower 48. We've been here 109 years or something, working in these markets. We've seen changes. We've seen things move up and down. We've seen technology changes. And both Companies have a history responding to that well and executing that.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. And part of this is going to be utilization. Demand is still going to stay what it is; we understand that. Competition is still fierce out there. It will continue to be fierce. It's always been fierce in our business. The key to our success has been utilization and efficiency. If we put the two together, hopefully we can rightsize this thing, where we can take advantage of efficiency -- which both Companies have been doing -- without sacrificing utilization rates on the back side. That's going to be one issue we have to deal with, and we've got some really strong operational folks and experts on both sides of the table that, I think, when those folks join forces and figure this out, they will allow us to expand even further on our comments. Second to that is: we have services that we can bring to the table for them; they have services that they can bring to the table for us. We have idle capacity at times for background services; they have idle capacity. We've got support services that they don't have. And so if we can reduce that dependence on outsourcing, if we can improve in the equipment movement back and forth across the border -- we've thrown out a 5% to 10% number of combined operating expense; but when you look at that, there are a lot of ways you can get to that number. And so it is utilization. But there is also some cost effect that we are going to be taking a hard look at, primarily based on reduction of outsourcing concepts. Veny Aleksandrov - FIG Partners - Analyst Thank you, I do appreciate that. And very quick last one: do you used to pay dividends? And then what's (technical difficulty) share count? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Veny, it's early in this process. I think the implementation or continuation of a dividend policy will be at the discretion of new Board -- the new Company Board. Our focus right now is to get this thing through closing. We are going to put this thing together, because we think it makes sense for both Companies; it makes sense for our employees, our shareholders, and our clients. So we are focused on doing that: get this thing to closing, start looking at the combined Company and how we execute. And then, as Boards do, we will address certain issues once the new Company Board is put together. Veny Aleksandrov - FIG Partners - Analyst Appreciate it. Thank you. Operator Jason Wangler, Wunderlich Securities. Jason Wangler - Wunderlich Securities, Inc. - Analyst Morning, guys, and congrats. I just kind of had one, and you kind of alluded to it, Steve, as far as being able to kind of support each other. You've been good about telling us, kind of in general, where you guys are active. Are those the same kind of regions that TGC and their crews are? Or is there new areas in the US? Obviously the Canada market is going to be a big bump, but is there anywhere else in the US that they're going to make you strong? Or is it more just kind of bolstering the areas that you're already at? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Obviously, the Canadian issue will be a strong -- from our side will be an expansion -- growth opportunity for us. The seismic industry in the Lower 48 has some regional component to it. There are operators that work in different areas, and they stay focused, whether they are conventional or they are unconventional players.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. And believe it or not, there are still some conventional things that are done out there. And I think we have some long-standing relationships with people who operate in various regions of the country, as does TGC. And then we have the larger unconventional issue. And the good thing about seismic assets is they are all on wheels. You can be anywhere in the country that you want to be. And demand and client activity takes you to certain areas. Not -- I don't think either Company camps in one particular area at any given time. Obviously, there are some slight relationship/regional strength stuff, but I think just looking at the combined and being able to more strategically locate some of these assets to meet the client needs -- it's going to help our client base. I mean, theoretically, they won't have to wait for mobilization and the costs associated with such things. So I think we're just going to have to take a hard look at this thing post-transaction, Jason, to get a real feel for the nitty-gritty, in-the-weeds details. Jason Wangler - Wunderlich Securities, Inc. - Analyst I appreciate it. Congrats again. Good luck. Operator (Operator Instructions) Gary Lenhoff, Great Lakes Advisors. Gary Lenhoff - Great Lakes Advisors - Analyst Steve, the structure of the transaction -- is there a particular reason why the -- Dawson is merging into the TGC subsidiary? Is there a tax reason, NOL? Something along those lines? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO No, Gary. It's -- we've taken a hard look at this, and we think for -- it is a complicated process. We think for transactional purposes, the ease of transaction, and securing shareholder votes that this is a good process to go through. It basically is a merger, a combination of two strong Companies. And so whether -- however the deal is structured -- you know, last time we had a different structure. We had some collar arrangements, and we had some other things that made it difficult. But the combination makes a lot of sense. The process by which we are going through, where they are going to reverse split 1-for-3 and then pay us -- you know, exchange post-split shares, we will end up with north of 20 million shares outstanding, held by our float. And so last time we got very high shareholder approval. The threshold this time is 66.67% on both sides. Gary Lenhoff - Great Lakes Advisors - Analyst Okay. You touched on CapEx. Can you give us some sense -- if we simply -- if we look at the CapEx -- estimates are not forecasts, so I don't want to suggest you gave guidance; but you have talked about CapEx going forward, as has TGC to some extent. Can you give us some sense of what you think combined CapEx should be or what maintenance CapEx -- some idea of what CapEx budget might look like post-transaction? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Gary, right now I think our strategy, moving in -- from the Dawson perspective, moving into fiscal 2015 for us, which we just started fiscal 2015; and they're in their Q4 of 2014, so their budget will be set -- or probably has not been set yet. But I think both Companies have looked into 2015 at a maintenance capital level. And I think that probably is $2 million, $3 million on their side. It's probably $6 million to $8 million, $10 million, something like that for us, Gary, depending on fleets, and small rolling stock, and those types of things.

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. My gut feel is that we are going to stay at this point at maintenance cap levels. And I anticipate that through the combination, there will be a reduction of the maintenance cap levels going forward independently. Gary Lenhoff - Great Lakes Advisors - Analyst Great. Again, thanks very much. Appreciate it. Operator Jeremy Javidi, Columbia Management Group. Jeremy Javidi - Columbia Management Group - Analyst So keying off part of Steve's prepared remarks, you mentioned a 5% overall expense reduction. Is that coming out of both cost of goods sold as well as SG&A, or are you specifically talking about SG&A? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO I don't think it's an SG&A issue. I think it's an operational issue. From a high level, both Companies have been conservatively managed and are rightsized. And so when we look at cost savings going forward, we are looking at relief of third-party services, relief of equipment rental, increased utilization, looking at relief from mobilization and demob costing. For example, they provide shot hole drilling services. We do not. We outsource all of that. Now, the combined Company -- there still will be outsourcing and shot hole drilling services. However, with a broader base to work from, theoretically we should be able to utilize their services better. We outsource all of our cable and geophone repair. They do a lot of that internally. Now, that will relieve to a certain extent some level of outsourced repair costs. We have six survey crews. They have six survey crews. And we keep ours busy. And to a certain extent they keep theirs busy. And we offer permitting services at a larger scale than they do. And so being able to use those third-party services across a larger platform in broader geographical regions, I think, will give us an advantage. So those are the types of areas, Jeremy, where we are looking and would anticipate reduction in overall operating expense. Jeremy Javidi - Columbia Management Group - Analyst Steve, given that great description of where the pockets of operating expense leverage could be had. Would it be fair to say this is a first cut at it, given the numerous pockets of opportunities? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO I'm sorry, can you repeat that question? I lost you for a second. Jeremy Javidi - Columbia Management Group - Analyst Would be fair to say the 5% overall expense reduction might be conservative, given the numerous pockets of opportunities? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. Without the risk of jumping out too far onto a guidance limb, which neither Company does, in our comments we said a 5% to 10% reduction. And obviously, Jeremy, our goal is always to meet at some time frame -- it's going to take a while to get this rolled in. We all understand that. So from a timing perspective, I don't think you judge this transaction, this deal, in the first 90 days. And as we said all along -- and they are in the same boat -- we are a cyclical business. We have ups and downs quarter to quarter. Sometimes they last longer than that. We are cyclical within cyclical. And so our companies are one that have to be looked at over a longer period of time. And we are viewing this transaction as a long-term growth opportunity. And so when we go into it, we see some things that we can do that we think we can implement that are in the 5% to 10% range. And I think our goal, as it always has been, is to meet our expectations or meet our anticipation and exceed that. And so I would think that 5% would be a conservative number. We are both -- Wayne and I are both conservative in our comments by nature. And so we think that's there, and we just got to go to work. And we've got the best management team, best operational folks -- certainly, in our opinion, in the Lower 48 and in North America. And I think we've got the right people that can bring a best of class from both sides. I know that there are things at this Company that we are about to get involved with do extremely well. They have a great, long history and a great run. And so do we. And between that, we think we will understand and find ways to put these two together. It's a very similar culture, strong balance sheet, great equipment base. I think we've got the right people in the right places in the right time to get this thing done and improve. Is it going to happen in Q1 of 2015? No. But give it some time, and we will get there. Jeremy Javidi - Columbia Management Group - Analyst Thank you very much for the answers. Operator Veny Aleksandrov, FIG Partners. Veny Aleksandrov - FIG Partners - Analyst I have a question about the (technical difficulty) Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Veny, try that one more time. I'm having a hard time in this room. Veny Aleksandrov - FIG Partners - Analyst I'm sorry, yes. The connection is not good. The authorized share count for TGC Industries -- there are some unissued shares. And I think that these continue (technical difficulty)? Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Veny, I think the question is -- and I believe that TGC Industries has a share count authorization of 35 million. Isn't that correct, Wayne?

OCTOBER 09, 2014 / 01:00PM GMT, DWSN - Dawson Geophysical Co and TGC Industries Joint Conference Call to Discuss the proposed Strategic Business Combination 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. Wayne Whitener - TGC Industries, Inc. - President, CEO, and Director Yes. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO And they currently have approximately 22 million outstanding. And so they're going to go through the 3-to-1 reverse split that is going to put their current 22 million share count down to 7 million, roughly 7.3 million. Then they are going to issue 1.76 shares of the post-split shares to the Dawson shareholders, at which time there will be some certificate changes, and reissuance, and those types of things that will occur. It will be -- approximately 14.2 million shares will be issued, the post-split shares, which should put the share count somewhere in the general vicinity of the current TGC current shares outstanding. Slight change to that. We don't have the exact numbers. There's some things that need to go into that. And so part of the 3-to-1 split is to make room underneath that charter of 35 million shares outstanding in addition to the other things that we've talked about. Veny Aleksandrov - FIG Partners - Analyst Thank you. I appreciate it. Operator Thank you. And as there are no more questions at the present time, I would like to turn the call back over to management for any closing comments. Steve Jumper - Dawson Geophysical Company - Chairman, President, and CEO Thank you, Keith. We appreciate everybody calling in and listening in. Obviously, both management teams and both Board of Directors are enthusiastic about this for our employees, and we are enthusiastic about it for our shareholders, and we are enthusiastic about it for our client base. We think the combination brings together an awful lot of positives. We are in a tough market; we understand that. We think this is the right deal. We understand that there are -- the structure is a little bit complicated, but it's being done for the right reasons. And it's being done to get this deal -- to get the votes approved and get this deal done. I think it creates an awful lot of opportunities for us going forward. We greatly appreciate everybody's support, from our client base to our shareholder base, our employee base. And we look forward to talking to each of you in the near future. We look forward to getting your vote. And we are asking that you vote with us to approve this deal. Thank you very much. Have a great day. Operator Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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